Exhibit 10.47

REAL ESTATE TERM NOTE

$12,740,000.00	Carlsbad, California

August 13, 2014

FOR VALUE RECEIVED, the undersigned GREENHOUSE REAL ESTATE, LLC (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) at its office at 5901 Priestly Drive, Suite 130, Carlsbad, California 92008, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of TWELVE MILLION SEVEN HUNDRED FORTY THOUSAND AND NO/100THS DOLLARS ($12,740,000.00), with interest thereon as set forth herein.

This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Loan Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Borrower and Lender. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the jurisdiction described in “Governing Law” herein are authorized or required by law to close.

(b) “LIBOR” means the rate of interest per annum determined by Lender based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Lender from another recognized source or interbank quotation).

(c) “LIBOR Period” means a period of one (1) month during which the entire outstanding principal balance of this Note bears interest determined in relation to LIBOR, with the understanding that: (i) the initial LIBOR Period shall commence on the Effective Date and shall continue up to, but shall not include, September 15, 2014, subject to the provisions of (iii) below; (ii) thereafter, each LIBOR Period shall commence automatically, without notice to or consent from Borrower, on the 15th day of each month and shall continue up to, but shall not include, the 15th day of the immediately following month; (iii) if any LIBOR Period is scheduled to commence on a day that is not a London Business Day, then such LIBOR Period shall commence on the next succeeding London Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period), unless the result of such extension would be to cause such LIBOR Period to begin in the next calendar month, in which event such LIBOR Period shall commence on the immediately preceding London Business Day (and the preceding LIBOR Period shall continue up to, but shall not include, the first day of such LIBOR Period); and (iv) if, on the first day of the last LIBOR Period applicable hereto the remaining term of this Note is less than one (1) month, said LIBOR Period shall be in effect only until the scheduled maturity date hereof.

(d) “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(e) “New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

(f) “Prime Rate” means at any time the rate of interest most recently announced within Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed at a fixed rate per annum determined by Lender to be two and a half percent (2.50%) above LIBOR in effect on the first day of each LIBOR Period. With respect to each LIBOR Period hereunder, Lender is hereby authorized to note the date and interest rate applicable thereto and any payments made thereon on Lender’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. Borrower shall reimburse Lender immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Lender as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Lender shall be conclusive and binding upon Borrower.

(b) Taxes and Regulatory Costs. Borrower shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central Lender or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.

(c) Payment of Interest. Interest accrued on this Note shall be payable on the fifteenth day of each month (or, if such day is not a Business Day, on the next Business Day), commencing September 15, 2014.

(d) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender’s option upon the occurrence, and during the continuance of any Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to five percent (5%) above the rate of interest from time to time applicable to this Note.

REPAYMENT:

(a) Repayment. Principal shall be payable on the fifteenth (15th) day of each month (or, if such day is not a Business Day, on the next Business Day) in installments of Seventy Thousand Seven Hundred Seventy Seven Dollars and 78/100 ($70,777.78) each, commencing September 15, 2014, and continuing up to and including July 15, 2019, with a final installment consisting of all remaining unpaid principal due and payable in full on August 13, 2019 (the “Maturity Date”).

(b) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

(c) Collection of Payments. Borrower authorizes Lender to collect all principal, interest, fees and other charges due under this Note by charging Borrower’s deposit account number 3015212 with Lender, or any other deposit account maintained by Borrower with Lender, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

(d) Late Charge. If any payment required hereunder is not paid within ten (10) days following the date it becomes due, Borrower shall pay a late charge equal to five percent (5%) of the amount of such unpaid payment.

PREPAYMENT:

(a) Prepayment. Borrower may prepay principal on this Note in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Lender providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of any LIBOR Period by acceleration or otherwise, Borrower shall pay to Lender immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Lender. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(b) Application of Prepayments. All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

Any Default under the Loan Agreement shall constitute a Default under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

(b) Assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under this Note.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

(d) Arbitration. All claims, disputes and controversies between the parties hereto shall be submitted to binding arbitration pursuant to the terms of the Loan Agreement.

(e) Amendment and Restatement. This Note amends and restates in its entirety the Promissory Note Secured By Deed of Trust, dated as of October 8, 2013, issued by Borrower to Lender (as amended or otherwise modified to the date hereof, the “Prior Note”). Each of the Borrower and Lender acknowledges and agrees that this Note does not constitute a novation, payment and reborrowing or termination of the obligations under the Prior Note and that all such obligations are in all respects continued and outstanding as obligations under this Note.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

GREENHOUSE REAL ESTATE, LLC

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Sole Manager and Chairman

Greenhouse Real Estate, LLC Note